EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES PROMOTIONS OF
JEANNE P. KELLEY AND PATRICIA M. SCHAUBECK TO EXECUTIVE VICE PRESIDENT

Riverhead, New York, June 26, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today announced that Jeanne P. Kelley and Patricia M. Schaubeck have been promoted to Executive Vice President. Ms. Kelley serves as the Bank’s Chief Risk Officer, and Ms. Schaubeck serves as General Counsel and Corporate Secretary.

In announcing these promotions, President and CEO Howard Bluver commented that “I couldn’t be more pleased to be recognizing the significant contributions that both Jeanne and Pat have made in getting our Company to where we are today.

As Chief Risk Officer and a respected member of our senior management team, Jeanne plays an enormously important role at our Company, ensuring that our risk management and internal control systems are robust and effective. Jeanne is also directly responsible for the strong and transparent relationship we have with our regulators, and she played a key role in achieving the recently announced termination of the Formal Agreement with the Comptroller of the Currency. Jeanne is also responsible for managing our state-of-the-art Compliance, Bank Secrecy Act and Community Reinvestment Act policies and procedures.  With Jeanne at the helm, I know the Company is in fine shape to deal with the challenging regulatory and compliance environment that is a fact of life in today’s world.

Since joining the Company one year ago as General Counsel and Corporate Secretary, Pat has played the key role in getting the various transactions completed that enabled the Company to rapidly clean up our balance sheet and put the problems of the past behind us. As an industry veteran with significant experience in the financial institutions arena, Pat understands how to balance risk with the need to get things done. As a result, Pat has become a key partner to our business leaders, who look to Pat to help them achieve their goals. As Corporate Secretary, Pat is also a key conduit to our Board of Directors and has become a respected voice in our Board Room.

I am very happy to recognize Jeanne and Pat, and I look forward to working closely with them as we move forward.”

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current

PRESS RELEASE June 26, 2013 Page 2 of 2

expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.